EXHIBIT 99.1

Contact: Lendway, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES

SECOND QUARTER 2024 FINANCIAL RESULTS

MINNEAPOLIS, MN – August 19, 2024 – Lendway, Inc. (Nasdaq: LDWY) (“Lendway” or the “Company”) today announced significant improvement in its financial results for the second quarter ended June 30, 2024 (“Q2”).

Overview

Second quarter fiscal year 2024

•	Net revenue was $16.8 million.
•	Gross profit was $4.0 million or 23.7% of sales.
•	Operating loss of $0.1 million compared to an operating loss of $0.6 million in Q2 2023.
•	Net loss from continuing operations was $0.9 million compared to a loss of $0.4 million in Q2 2023.
•	Net loss attributable to Lendway was $0.7 million, or a loss of $0.42 per basic and diluted share, compared to a net loss of $0.04 million, or a loss of $0.02 per basic and diluted share in Q2 2023.
•	Adjusted EBITDA was $1.8 million compared to a loss of $0.5 million in Q2 2023.
•	At June 30, 2024, cash and cash equivalents and restricted cash were $1.7 million and working capital was $6.1 million.
•	Cash generated from operations was $3.5 million compared to a cash generation of $0.8 million in Q2 2023.

First half fiscal year 2024

•	Net revenue was $24.8 million.
•	Gross profit was $5.9 million or 23.7% of sales.
•	Operating loss of $1.6 million compared to $1.2 million in Q2 2023.
•	Net loss from continuing operations was $2.2 million compared to a loss of $1.0 million in the first half of 2023.
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Net loss attributable to Lendway was $1.8 million, or a loss of $1.01 per basic and diluted share, compared to net income of $1.6 million, or $0.90 per basic and $0.89 per diluted share in the first half of 2023.

•	Adjusted EBITDA was $3.5 million compared to a loss of $1.2 million in Q2 2023
•	Cash generated from operations was $5.0 million compared to a cash use of $3.0 million in first half of 2023.

Lendway’s Co-Chief Executive Officer, Mark Jundt commented, “The business had a strong second quarter due to our acquisition of Bloomia. We are very pleased with the revenue, margin and adjusted EBITDA produced in the quarter and the first half of the year. Due to the seasonality of the business, the second half of the year will be a time of investment that we are confident will result in even better results next fiscal year. There are many opportunities for growth in the market which makes it an exciting time to be in this business.” Lendway’s Co-Chief Executive Officer, Dan Philp, further commented, “Lendway invested in Bloomia as it was an excellent fit with our strategy to create long-term shareholder value through investments in high growth potential ag companies. Bloomia’s highly talented and motivated team are proving why the Company is the industry-leader in the US with so much growth potential.”

Q2 2024 Results

Revenue

Revenue was $16.8 million in Q2 2024, with no revenue from continuing operations in Q2 2023. All revenue was from Bloomia, which we acquired in February 2024. For Bloomia, the first and second calendar quarters are normally the strongest sales quarters, with the first calendar quarter benefiting from Valentine’s Day, Easter season and the start of the Spring season.

Revenue for the first half of the year was $24.8 million compared to no revenue in fiscal year 2023. Due to the seasonality of Bloomia business, revenue is expected to decline in the second half of the year.

Gross profit

Gross profit in Q2 2024 was $4.0 million or 23.7% of sales with no comparable measure in the prior period. Excluding the non-cash inventory write-up adjustment, gross profit was 24.7% of sales. We anticipate seasonality in sales, with those sales and related gross profit expected to be relatively stronger in the first and second quarters of the year.

Gross profit in the first half of 2024 was $5.9 million or 23.7% of sales with no comparable measure in the prior period. Excluding the non-cash inventory write-up adjustment, gross profit was 30.0% of sales. We anticipate seasonality in sales, with those sales and related gross profit expected to be relatively stronger in the first and second quarters of the year.

Operating income (loss)

The Company had an operating loss of $0.1 million in the three months ended June 30, 2024, compared to an operating loss of $0.6 million in Q2 2023. The improvement relates to the seasonal operating profit associated with the acquisition of Bloomia partially offset by $1.0 million in interest expense and $0.7 million of one-time acquisition and integration costs related to the acquisition itself.

Operating loss in the first half of 2024 was $1.6 million compared to $1.2 million in Q2 2023. The operating loss includes $2.2 million of one-time acquisition and integration costs partially offset by the seasonal operating income of Bloomia, which the Company acquired in February 2024.

Net loss from continuing operations

Net loss from continuing operations was $0.9 million in the three months ended June 30, 2024 compared to a loss of $0.4 million in the three months ended June 30, 2023. The increase in the loss was primarily due to the increase in interest expense related to the acquisition of Bloomia, partially offset by the improvement in operating loss.

In the six months ended June 30, 2024 net loss from continuing operations was $2.2 million compared to a loss of $1.0 million in the six months ended June 30, 2023. The increase in the loss was primarily due to the increase in interest expense and acquisition costs related to the acquisition of Bloomia, partially offset by the seasonal operating income of Bloomia.

Net loss attributable to Lendway

Net loss attributable to Lendway for Q2 2024 was $0.7 million, or a loss of $0.42 per basic and diluted share, compared to a net loss of $0.04 million, or a loss of $0.02 per basic and diluted share, in Q2 2023. The net loss includes $0.7 million of one-time acquisition and integration costs related to the acquisition itself.

Net loss attributable to Lendway for the first half of 2024 was $1.8 million, or a loss of $1.01 per basic and diluted share, compared to a net income of $1.6 million, or a $0.90 per basic and $0.89 per diluted share, in the first half of 2023. The net loss in 2024 includes $2.2 million of one-time acquisition and integration costs, partially offset by the income from the Bloomia acquisition. In the first half of 2023, the Company had income from its discontinued business, which it sold in August 2023.

As discussed above, we anticipate seasonality in sales - with those sales and related gross profit expected to be relatively stronger in the first and second quarters of the year - resulting in expected losses in the remaining quarters of 2024 and a loss for the full year because of one-time acquisition costs and non-cash amortization expense.

Adjusted EBITDA

In Q2 2024, adjusted EBITDA, which excludes one-time acquisition and integration costs as well as other one-time charges, was $1.8 million, compared to a loss of $0.5 million in Q2 2023. The increase is a result of the Bloomia acquisition, which produces its strongest profit in the spring.

In the first half of 2024, Adjusted EBITDA was $3.5 million compared to a loss of $1.2 million.

Bloomia Adjusted EBITDA

Bloomia has earned $4.7 million of Adjusted EBITDA since acquisition. As discussed above, the Bloomia business has its strongest sales and earnings in the first two quarters of the year.

Balance Sheet

As of June 30, 2024, cash and cash equivalents totaled $1.7 million, compared to $16.1 million as of December 31, 2023. The decrease being attributed to Lendway funding the purchase of Bloomia with $9.2 million of cash. Working capital (current assets less current liabilities) was $6.1 million at June 30, 2024, compared to $15.5 million at December 31, 2023.

About Lendway, Inc.

Lendway, Inc (Nasdaq: LDWY) is a specialty ag company focused on making, and managing, its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh cut tulips in the United States. For additional information, contact (800) 874-4648, or visit our website at www.lendway.com. Investor inquiries can be submitted to info@lendway.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “ensure,” “expect,” “plan,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the short- and long-term benefits of the Bloomia acquisition, potential growth, allocations of capital resources among our businesses, and timing of future financial reporting, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to integrate and continue to successfully operate the newly acquired Bloomia business, (2) our ability to compete, (3) concentration of Bloomia’s historical revenue among a small number of customers, (4) changes in interest rates, (5) ability to comply with the requirements of the Credit Agreement,  (6) market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses (8) reliance on one or a small number of employees in each of our businesses, (9) potential adverse classifications of our Company if we are unsuccessful in executing our business plans, (10) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally; (11) our ability to attract and retain highly qualified managerial, operational and sales personnel; and (12) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and additional risks, identified in this and subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Lendway's filings with the SEC. Lendway assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Results of Operations

Non-GAAP Reconciliation

This press release includes adjusted EBITDA, which is a non-GAAP financial measure. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and Adjusted EBITDA to net loss from continuing operations, the most directly comparable GAAP measure. We have included these non-GAAP performance measures as a comparable measure to eliminate the effects of non-recurring transactions that occurred during the three and six months ended June 30, 2024. We believe Adjusted EBITDA provides meaningful supplemental information about our operating performance as this measure excludes amounts from net loss from discontinued operations that we do not consider part of our core operating results when assessing our performance. Items excluded from Adjusted EBITDA consist of acquisition-related costs and other costs such as the cost of inventory that was stepped up to fair value as a result of the purchase accounting related to our acquisition of a majority interest in Bloomia. Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

The following table reconciles net loss from continuing operations and adjusted EBITDA for the three months ended June 30, 2024 and 2023:

Reconciliation of Bloomia Adjusted EBITDA to total Company Adjusted EBITDA. Management excludes Lendway corporate overhead when evaluatings its investment in Bloomia.

We believe these non-GAAP financial measures will be useful to permit investors to compare results with prior periods that did not include the one-time events and the resulting accounting charges. Management has used EBITDA and Adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Credit Agreement.